UNITED STAES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                                (Amendment No.6)


                  CONTINENTAL INFORMATION SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   211497102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                            DAVID M. GERSTEIN, ESQ.
                           GERSTEIN & CHURCHILL, P.C.
           300 Park Avenue, 20th Fl., N.Y., N.Y. 10022 - (212) 223-0600
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               February 28, 1997
--------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of the Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 2 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          OSCAR GRUSS & SON INCORPORATED
          E.I.D NO. 13-2913779

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       PF; See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                              [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.4% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         BD & CO


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 3 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          EMANUEL GRUSS
          S.S. NO. ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.3% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 4 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HARVEY GELFENBEIN
          S.S. NO. ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .3% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 5 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HERMAN MERKIN
          S.S. NO. ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 6 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MICHAEL ROSEN
          S.S. NO. ###-##-####

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          UNITED STATES

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .4% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 7 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EMANUEL GRUSS AND HARVEY GELFENBEIN TRUSTEES
          FBO OREN ARTHUR GRUSS HIRSCH
          EID NO. 13-6875251

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .5% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         00


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 8 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EMANUEL GRUSS AND HARVEY GELFENBEIN TRUSTEES
          FBO JONATHAN OSCAR GRUSS HIRSCH
          EID NO. 13-6960808

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .5% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         00


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 9 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EMANUEL GRUSS AND HARVEY GELFENBEIN TRUSTEES
          FBO RIPTON PHILIP GRUSS ROSEN
          EID NO. 13-6960809

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                              [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .5% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         00


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D


CUSIP No.211497102                                       Page 10 of 16 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          EMANUEL GRUSS AND HARVEY GELFENBEIN TRUSTEES
          FBO MORGAN ALFRED GRUSS ROSEN
          EID NO. 13-7012429

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [X]
                                                             (b)  [ ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*       See Item 3




--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(E)                             [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION


          NEW YORK STATE

--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES             See Item 5
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH              See Item 5
   REPORTING      --------------------------------------------------------------
     PERSON       9    SOLE DISPOSITIVE POWER
      WITH              See Item 5
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                        See Item 5

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         See Item 5

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         .4% - See Item 5

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

         00


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         211497102                              Page 11 of 16 Pages
                  ---------


Item 2.  Identity and Background

     All of the persons filing this Amendment No. 6 have been previously identified as Reporting Persons in the Schedule 13D, as amended, which has been previously filed.

     During the past five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or except as heretofore described, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result thereof was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

     Of the 133,872 shares of Common Stock as to which disclosure is made, 120,220 shares were purchased by Oscar Gruss & Son Incorporated ("OGSI") for an aggregate consideration of $216,453.66 and the remaining 13,652 shares were received by certain of the Reporting Persons, without any additional payment, as further distributions from the issuer resulting from the previous acquisition of claims against CIS Corp., Continental Information Systems Corp. and certain affiliated companies in the Bankruptcy case elsewhere described in this Schedule 13D, as amended. Of those 13,652 shares of stock which were so distributed, 3,962 shares were distributed to OGSI, 385 shares were distributed to Emanuel Gruss, 2,993 shares were distributed to Harvey Gelfenbein, 1,290 shares were distributed to Hermann Merkin, 591 shares were distributed to Harvey Gelfenbein and Emanuel Gruss as Trustees for Ripton Philip Gruss Rosen, 591 shares were distributed to Harvey Gelfenbein and Emanuel Gruss as Trustees for Jonathan Oscar Hirsch Gruss, 394 shares were distributed to Harvey Gelfenbein and Emanuel Gruss as Trustees for Morgan Alfred Gruss Rosen, and 788 shares were distributed to Harvey Gelfenbein and Emanuel Gruss as Trustees for Arthur Gruss Hirsch. In addition, as a result of the understanding between Michael Rosen and other Reporting Persons described above, Mr. Rosen became entitled to receive, without any payment by him, an additional 2,658 shares.

     No portion of the funds or other consideration used by any of the Reporting Persons to purchase the shares of Common Stock covered by this Amendment was borrowed.

                                  SCHEDULE 13D


CUSIP No.         211497102                              Page 12 of 16 Pages
                  ---------

Item 5.  Interest in Securities of the Issuer.

     The following table sets forth the number of shares of the Common Stock of the Issuer which are beneficially owned by each Reporting Person and by all of the Reporting Persons in the aggregate, as a group, together with the percentage of such Common Stock beneficially owned by each Reporting Persons and all Reporting Persons in the aggregate as a group on the date hereof. Except for the shared powers of Emanuel Gruss and Harvey Gelfenbein, as trustees of the trusts described below, each Reporting Person has sole power to vote and dispose of the Shares of such Common Stock which are beneficially owned by such Reporting Person.



                                                                    Percentage
                                            Number of               of Common
                                            Shares                  Stock
                                            Beneficially            Beneficially
     Name                                   Owned                   Owned
     ----                                   ------------            -----------



     Oscar Gruss & Son Inc.                 449,927 (Note 1)          6.4%

     Emanuel Gruss                          303,361 (Note 1)          4.3%

     Riane Gruss                            100,000 (Note 1)          1.4%

     Harvey Gelfenbein                       18,451 (Note 1)           .3%

     Hermann Merkin                         164,355 (Note 1)          2.4%

     Michael Rosen                           29,605 (Note 1)           .4%

     Julius S. Anreder                       10,000                    .14%

     Daniel Goldberg                         10,000                    .14%

     Emanuel Gruss and                      35,660 (Notes 1 & 2)       .5%
     Harvey Gelfenbein as
     Trustees FBO Oren Arthur
     Gruss Hirsch

                                  SCHEDULE 13D


CUSIP No.         211497102                              Page 13 of 16 Pages
                  ---------



                 Emanuel Gruss and               31,745 (Notes 1 & 3)       .5%
                 Harvey Gelfenbein as
                 Trustees FBO Jonathan
                 Oscar Gruss Hirsch

                 Emanuel Gruss and               31,745 (Notes 1 & 4)       .5%
                 Harvey Gelfenbein as
                 Trustees FBO Ripton
                 Philip Gruss Rosen

                 Emanuel Gruss and               27,831 (Notes 1 & 5)       .4%
                 Harvey Gelfenbein as
                 Trustees FBO Morgan
                 Alfred Gruss Rosen

                 Emanuel Gruss and               12,500 (Note 6)            .2%
                 Harvey Gelfenbein as
                 Trustees FBO Leni Gruss
                 Hirsch                          __________________     _______

                 All of the Reporting           1,225,180               17.5%
                 Persons in the Aggregate
                 as a Group


Note 1: Of the shares beneficially owned by Rosen, a portion is being held by OGSI for him and a portion is being held by OGSI for him in an account which is maintained for Merkin. Rosen may be entitled to receive a portion of the shares of Common Stock held by other Reporting Persons depending on future events. See Item 6.

Note 2: Such shares are being held in trust for the benefit of Oren Arthur Gruss Hirsch by Emanuel Gruss and Harvey Gelfenbein as trustees under a trust agreement dated June 17, 1986. The trustees have the shared power to vote and dispose of such shares.

Note 3: Such shares are being held in trust for the benefit of Jonathan Oscar Gruss Hirsch by Emanuel Gruss and Harvey Gelfenbein as trustees under a trust agreement dated December 26, 1960. The trustees have the shared power to vote and dispose of such shares.

Note 4: Such shares are being held in trust for the benefit of Ripton Philip Gruss Rosen by Emanuel Gruss and Harvey Gelfenbein as trustees under a trust agreement dated December 26, 1960. The trustees have the shared power to vote and dispose of such shares.

Note 5: Such shares are being held in trust for the benefit of Morgan Alfred Gruss Rosen by Emanuel Gruss and Harvey Gelfenbein as trustees under a trust agreement dated March 22, 1993. The trustees have the shared power to vote and dispose of such shares.

                                  SCHEDULE 13D

CUSIP No.     211497102                                  Page 14 of 16 Pages
              ---------


Note 6:       Such shares are being held in trust for the benefit of Leni
              Gruss Hirsch by Emanuel Gruss and Harvey Gelfenbein as Trustees under a trust agreement dated June 9, 1995. The trustees have the shared power to vote and dispose of such shares.

     During the past sixty days, the following transactions in the Common Stock of the Issuer were effected by the following Reporting Persons in the over the counter market



         Name of Reporting                          Price Per           Date of
                Person             Shares Bought      Share          Transaction
         --------------            -------------      -----          -----------

         Oscar Gruss & Son, Inc    10,600              2.53           02/24/97
                                   13,300              2.53           02/21/97
                                   20,000              2.78           01/30/97
                                   12,200              2.88           01/30/97
                                    2,000              2.53           02/27/97

                                  SCHEDULE 13D


CUSIP No.     211497102                                  Page 15 of 16 Pages
              ---------


                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true and complete.

Dated:   March 4, 1997



                                   OSCAR GRUSS & SON INCORPORATED



                                    By: /S/ Julius S. Anreder
                                        ------------------------------------
                                        Vice-President


                                        /S/ Julius S. Anreder
                                        ------------------------------------
                                        EMANUEL GRUSS, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT


                                        /S/ Julius S. Anreder
                                        ------------------------------------
                                        HARVEY GELFENBEIN, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT


                                        /S/ Hermann Merkin
                                        ------------------------------------
                                        HERMANN MERKIN


                                        /S/ Julius S. Anreder
                                        ------------------------------------
                                        MICHAEL ROSEN, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT


                                        /S/ Julius S. Anreder
                                        ------------------------------------
                                        EMANUEL GRUSS AND HARVEY
                                        GELFENBEIN AS TRUSTEES FOR THE
                                        BENEFIT OF OREN ARTHUR GRUSS
                                        HIRSCH, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT

                                  SCHEDULE 13D


CUSIP No.     211497102                                  Page 16 of 16 Pages
              ---------



                                   SIGNATURES
                                   (Continued)






                                        /S/ Julius S. Anreder
                                        ------------------------------------
                                        EMANUEL GRUSS AND HARVEY
                                        GELFENBEIN AS TRUSTEES FOR THE
                                        BENEFIT OF JONATHAN OSCAR
                                        GRUSS HIRSCH, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT


                                         /S/ Julius S. Anreder
                                        ------------------------------------
                                        EMANUEL GRUSS AND HARVEY
                                        GELFENBEIN AS TRUSTEES FOR THE
                                        BENEFIT OF RIPTON PHILIP GRUSS
                                        ROSEN, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT


                                        /S/ Julius S. Anreder
                                        ------------------------------------
                                        EMANUEL GRUSS AND HARVEY
                                        GELFENBEIN AS TRUSTEES FOR THE
                                        BENEFIT OF MORGAN ALFRED GRUSS
                                        ROSEN, BY JULIUS S. ANREDER,
                                        AS ATTORNEY IN FACT